EXHIBIT 16
[LETTERHEAD OF EPSTEIN WEBER & CONOVER, PLC]
January 23, 2006
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Syntax-Brillian Corporation
File No. 000-50289
Ladies and Gentlemen:
We were previously the independent registered public accounting firm for Syntax-Brillian Corporation (formerly Brillian Corporation). On or about January 23, 2006, we were notified that Syntax-Brillian Corporation appointed Grobstein, Horwath & Company LLP, as the independent registered public accounting firm for the Company. We have read Syntax-Brillian Corporation’s statements included under Item 4.01(a), (b), (c) and (e) of its Form 8-K, and we agree with such statements.
Very truly yours,
/s/ EPSTEIN WEBER & CONOVER, PLC